THIS MASTER TRADEMARK LICENSE AGREEMENT ("Agreement"), effective March 15, 1996 is between Colonial Data Technologies
Corporation, a Delaware corporation ("CDT") and PACIFIC BELL, a
California corporation ("Pacific").

                            BACKGROUND

     Pacific offers the Caller ID service ("Caller ID"), which causes the calling party's telephone number to be displayed when Pacific's customer receives a call. Pacific's customer can receive that display only if the customer has first obtained a specially designed display unit, which may be either a stand-alone unit or a telephone set incorporating such a display unit, either of which is referred to in this Agreement as customer premises equipment ("CPE"). Pacific does not offer such CPE directly to its customers.

     CDT designs, supplies, distributes, and sells such CPE. CDT has demonstrated its ability to supply, distribute, and sell CPE.

     CDT desires to enter into an agreement that will enable it to offer CPE displaying Pacific's name and insignia for sale to a retailer who will serve Pacific's customers. Pacific desires to enter into certain agreements to ensure that such CPE displaying Pacific's name and insignia will be made available to customers to permit them to receive displays in a timely manner when they order Caller ID from Pacific. Following a competitive bidding process, Pacific has agreed to grant CDT certain rights to sell CPE displaying Pacific's insignia, subject to the terms and conditions of this Agreement.

     CDT and Pacific, intending to be legally bound, agree as follows:

                       TERMS AND CONDITIONS

A.   MASTER AGREEMENT

     1. This Agreement anticipates the future execution of Schedules by Pacific and CDT. During the term of this Agreement, Pacific shall grant CDT the right and license to display Pacific's insignia and name on the CPE identified in Schedules. For purposes of this Agreement and such Schedules, the term "insignia" refers to the proprietary trademarks, service marks, symbols, signs, tradenames, logos or decorative designs of either party. Each Schedule shall be deemed to be a separate and independent agreement between the parties with respect to the subject matter thereof and shall incorporate all of the provisions of this Agreement (including any appendices, exhibits, and other documents attached to or referenced in this Agreement or such Schedule) as it may be amended from time to time.

     2. Each Schedule executed under this Agreement shall be separately numbered and shall include, but not be limited to, each of the following items whenever such item is applicable to the CPE covered by such Schedule:

     (1)  The effective date of the Schedule;

     (2) The license term of the Schedule (including the duration of the initial license term and the periods and methods of renewal or extension as applicable);

     (3) A description of the CPE covered by the Schedule, including make, model name, and model number, as appropriate;

     (4) The territory in which CDT is authorized to offer the CPE covered by the Schedule (or, if the Schedule is intended to authorize CDT to offer CPE only to a vendor identified as a "fulfillment center," the identity of such fulfillment center);

     (5) Any special terms and conditions agreed to by Pacific and CDT in connection with the Schedule.

     3. In the event of any conflict or inconsistency between a term of this Agreement and the terms of any Schedule, the Schedule shall control, but, except for such Schedule, the terms of this Agreement shall not be deemed to be waived, modified, or amended unless amended by a separate written agreement, signed by both parties.

B.   RIGHTS GRANTED BY LICENSE

     The license granted by Pacific under a Schedule shall constitute a personal, nontransferable, nonexclusive right to reproduce and display Pacific's name and insignia in the connection with the marketing and distribution of the CPE identified in the Schedule, in the territory defined by the Schedule, during the term established by the Schedule. CDT shall display Pacific's name and insignia only on or in connection with the marketing and distribution of CPE actually manufactured by CDT as specified in the appropriate Schedule, unless Pacific consents in the Schedule to the use of Pacific's name on or in connection with the marketing and distribution of CPE manufacturing by CDT's subcontractors or suppliers identified in the Schedule. The license granted in a Schedule shall not extend to any other item not identified in the Schedule. No ownership of, or other right, title, or interest in, Pacific's name or insignia is conveyed by any license granted hereunder.

C.   PUBLICITY AND INSIGNIA

     1. CDT shall use and display Pacific's name and insignia only in conformance with the basic graphic standard set forth in the Pacific Telesis Group document entitled "Four Basic Rules" attached to this Agreement as Exhibit A. Pacific's name and insignia will be affixed to CPE by silk screening.

     2. Each party shall submit for approval by the other party all CPE, packaging, package insert materials (with the exception of the materials referred to in Section D(2) above), labels, displays, advertising, sales literature, promotional literature (collectively, "materials"), and other publicity relating to the subject matter of this Agreement in which the other party's name is mentioned, or the other party's insignia are used, or from which the identity of the other party could reasonably be inferred. Pacific retains the right to participate at each stage in the development of all such CPE, including product enhancements and modifications of CPE models previously licensed under a Schedule, materials, and publicity prior to production by CDT, and to approve or withhold approval based upon appearance, quality, and distribution. Such approval shall not be unreasonably withheld. Neither party shall distribute, publish, or use such CPE, materials, or publicity without obtaining prior approval from the other party.

     3. Before selling or disposing of CPE in any manner not licensed in the applicable Schedule, CDT shall remove Pacific's name and insignia from any CPE so marked, and shall repackage such CPE in packages not bearing Pacific's name or insignia, or including any of Pacific's package insert materials. Sales of CPE as "seconds" or "irregulars" or similar terminology indicating a reduced level of quality shall not be licensed or deemed to be licensed under any Schedule, and shall have Pacific's insignia thereon removed prior to distribution or sale.

D.

E.   CONSUMER PRODUCT WARRANTIES

     All CPE licensed under a Schedule shall be covered by a one-year consumer product warranty against defects in materials and workmanship.

F.   PRODUCT REGISTRATIONS AND STANDARDS

     1. CDT represents and warrants that all CPE identified in a Schedule shall conform to all applicable standards set forth in Bell Communications Research ("Bellcore") Special Report SR-TSV-002476 Issue 1, December 1992, entitled "Customer Premises Equipment Compatibility Considerations for the Voiceband Data Transmission Interface," as amended from time to time, and in Bellcore Generic Requirements document GR-30-CORE, Issue 1, December 1994,entitled "LSSGR: Voiceband Data Transmission Interface, Section 6" as amended from time to time.

     2. CDT represents and warrants that all CPE identified in a Schedule is registered under and complies with Part 68 of the Rules and Regulations of the Federal Communications Commission, including, but not limited to, all applicable labeling and customer instruction requirements.

     3. CDT represents and warrants that all CPE identified in a Schedule complies with any and all applicable requirements of
Part 2, Subpart J and Part 15, Subpart C of the Rules and Regulations of the Federal Communications Commission, including, but not limited to, those sections concerning the labeling of such CPE and those sections dealing with the suppression of radio frequency and electromagnetic radiation to specified levels.

     4. CDT represents and warrants that all licensed CPE offered for sale following pre-production approval by Pacific shall conform to the sample approved by Pacific.

G.   REPORTS AND ACCOUNTS

     1. CDT shall maintain accurate records and accounts of all matters which relate to CDT' obligations under this Agreement in accordance with generally accepted accounting principles, which CDT shall apply consistently within each accounting period and from period to period. CDT shall maintain such records and accounts in a manner which will permit audit in accordance with generally accepted auditing standards for a period of 4 calendar years following the close of the calendar quarter following the quarter to which they relate. To the extent that audit of such records may be reasonably necessary to determine whether CDT is complying with its obligations under this Agreement or any Schedule, CDT shall permit Pacific and its authorized representatives (which may include auditors appointed by Pacific's regulators), to have reasonable access to such records for audit and inspection, during normal business hours, upon reasonable advance notice. If any audit shall disclose that CDT has understated or underpaid its obligations to Pacific in an amount in excess of 5% of the amount required by this Agreement or the Schedule in question, then CDT, and not Pacific, shall bear the cost of that audit.

     2. When rendering quarterly payments in accordance with Section C (LICENSE FEES), CDT shall also render quarterly reports to Pacific showing (i) copies of all manufacturing or purchase orders for licensed CPE submitted by CDT to its factories, manufacturers, or suppliers during the quarter; (ii) copies of price lists showing CDT's regular wholesale price from time to time during the quarter; (iii) names and addresses of retailers to whom shipments were made during the quarter; (iv) prices paid by retailers (by model number and style) during the quarter; (v) CDT's net selling price; and (vi) returns and allowances, by model number and style, during the quarter.

H.   NONEXCLUSIVE AGREEMENT AND CONFLICTS OF INTEREST

     1. This Agreement is a nonexclusive agreement. Pacific expressly retains the right to license other manufacturers and suppliers to affix Pacific's name and insignia to other products.

     2. CDT shall notify Pacific whenever CDT undertakes to market or distribute, within the territory covered by a Schedule, CPE marked with the name or insignia of a telecommunications carrier in competition with Pacific in that territory.

I.   TRADEMARK OBLIGATIONS

     CDT shall not contest, or assist any third party in contesting, and will reasonably assist Pacific in enforcing Pacific's claim that Pacific is the owner of the exclusive right, title, and interest in all trademark and service mark interests embodied in or connected with Pacific's name and insignia. CDT shall not take or cause any action to impair or infringe Pacific's right, title, and interest so claimed. CDT shall not in any matter represent that it has any right, title, or trademark interest in connection with the use of Pacific's name or insignia, nor shall CDT register or attempt to register Pacific's name or insignia under the trademark or service mark laws and regulations of the United States or any country. During the term of this Agreement and any Schedule, CDT shall use Pacific's name and insignia only for the benefit of Pacific as provided in this Agreement. CDT shall not adopt or use any other trademark or service mark which is likely to be confusing with or similar to Pacific's insignia. Upon termination or cancellation of any Schedule, CDT shall promptly cease any and all use of Pacific's name and insignia as provided by such Schedule.

J.   INDEPENDENCE OF THE PARTIES

     Each party shall perform its obligations under this Agreement as an independent contractor, and neither party shall act as, or represent itself to be, an agent of the other with respect to any action to be performed under this Agreement. Each party shall be solely responsible for the management and supervision of its own employees, agents, and contractors. Each party will bear its own costs and expenses of preparing to perform and performing under this Agreement, including all direct and indirect costs of preparation and performance. Pacific's estimates of the number of customer lines that it expects to serve with to Caller ID are offered for planning purposes only, and do not represent binding commitments that Pacific will achieve such expectations or any percentage of Pacific's customers will order CDT's CPE even if such expectations are achieve. Pacific does not represent, warrant, or guarantee that CDT will achieve any volume of sales with respect to any CPE that CDT offers for sale as provided in this Agreement.

K.   TERM

     This Agreement is effective for an initial term of three years, beginning on the effective date. During the initial term, this Agreement may only be terminated or canceled in accordance with Section M (TERMINATION AND CANCELLATION). This Agreement shall remain in effect, following the initial term, until terminated by either party on thirty days' written notice to the other, or until terminated or canceled, without such written notice in accordance with Section M.

L.   TERMINATION AND CANCELLATION

     1. If either party is in material default of any of its obligations under this Agreement and such default continues for thirty days after written notice thereof is given by the party not in default, such nondefaulting party may cancel this Agreement and any Schedules which may be affected by the default.

     2. Pacific may terminate this Agreement and any Schedule at any time, during the initial term, or any renewal term if, in Pacific's sole judgment, any obligation undertaken by Pacific in connection with this Agreement or a Schedule, including any related obligation undertaken in connection with a fulfillment center, becomes or is likely to become the subject of a violation of any restriction set forth in the Telecommunications Act of 1996 or any order, rule, decision, or regulation of the Federal Communications Commission, the United States Department of Justice, or the California Public Utilities Commission.

M.   SURVIVAL

     Provisions contained in this Agreement that by their sense and context are intended to survive completion of performance, termination or cancellation of this Agreement shall so survive.

N.   INDEMNIFICATION

     CDT will indemnify Pacific and hold Pacific harmless against any liability or loss arising from any claim (a) that any item of CPE licensed under any Schedule infringes upon or violates any U.S. patent or copyright, (b) that any item of CPE licensed under any Schedule fails to conform to the representations and warranties set forth in Section F (PRODUCT REGISTRATIONS AND STANDARDS), and (c) that Pacific is liable to a consumer by reason of any breach of Section E (CONSUMER PRODUCT WARRANTIES) with respect to CPE licensed under a Schedule. Pacific will promptly notify CDT of any such claim. Upon request of Pacific, CDT shall, at no cost or expense to Pacific, defend or settle any such claim, proceeding, or suit against Pacific and pay any costs, including reasonable attorney's fees, that may be incurred by Pacific under this Section. CDT shall control the defense and settlement of such claim, proceeding, or suit, except that CDT shall keep Pacific informed of the course of the settlement and defense. Pacific shall cooperate with CDT in the defense or settlement, and CDT shall afford Pacific an opportunity to appoint its own separate counsel, at Pacific's expense, to monitor CDT's defense and settlement.

O.   INSURANCE

     CDT will maintain all insurance and bonds required by law, including but not limited to, workers' compensation insurance as prescribed by the laws of each state in which CPE is provided or any warranty service is performed; employer's liability insurance with a minimum of $100,000 per person, $300,000 each occurrence, and Commercial General Liability Insurance (including automobile liability insurance) with a combined limit of at least $1,000,000 per occurrence. CDT will furnish certificates of insurance to Pacific. The fulfillment of the insurance obligations hereunder shall not otherwise limit any obligation of CDT or relieve CDT of any obligation under this Agreement or in any way modify CDT's obligation to indemnify Pacific.

P.   NO WAIVER

     No course of dealing or failure of either party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver or modification of such term, right, or condition.

Q.   NOTICES

     Notices and other communications under this Agreement shall be transmitted in writing by U.S. mail, postage prepaid, addressed to the parties as follows, and shall be presumed effective five days after the date of deposit in the mail.

     To Pacific:         PACIFIC BELL
                         2420 Camino Ramon, Room 340
                         San Ramon, California  94583
                         Attn:  CPE Product Manager

     To CDT:             Colonial Data Technologies Corp.
                         80 Pickett District Road
                         New Milford, CT  06776
                         Attn:  EVP Sales and Marketing

R.   CHOICE OF LAW

     This Agreement shall be governed and construed in accordance with the laws of the State of California, as though executed and to be performed entirely within the State of California by two parties both domiciled there.

S.   DISPUTE RESOLUTION

     1. The parties will attempt in good faith to resolve any controversy or claim arising out of this Agreement promptly by negotiations between senior executives of the parties who have authority to settle the controversy (and who do not have direct responsibility for administration of this Agreement).

     2. The disputing party shall give the other party written notice of the dispute. Within twenty days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (b) the name and title of the executive who will represent that party. The executives shall meet at a mutually acceptable time and place within thirty days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

     3. If the matter has not been resolved within sixty days of the disputing party's notice, or if the party receiving said notice will not meet within thirty days, either party may initiate mediation of the controversy or claim in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

     4. If the matter has not been resolved pursuant to the aforesaid mediation procedure within sixty days of the initiation of such procedure, or if either party will not participate in a mediation, the controversy shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. sections 1 through 16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be San Francisco, California. The arbitrator is not empowered to award damages in excess of actual damages, including punitive damages.

     5. All deadlines specified in this Section S may be extended by mutual written agreement.

     6. The procedures specified in this Section T shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section T. Applicable statutes of limitation shall be tolled while the procedures specified in this Section T are pending. The parties will take such action, if any, required to effectuate the tolling.

T.   ENTIRE AGREEMENT

     This Agreement and any Schedules, including all exhibits and subordinate documents attached to or referenced in this Agreement or any Schedule, and all proposals, descriptions, drawings, and other literature published by CDT in connection with or contemplation of this Agreement or any Schedule shall constitute the entire Agreement between Pacific and CDT with respect to the subject matter.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives.

                              COLONIAL DATA TECHNOLOGIES CORP.


                              By:________________________________
                              Print Name:________________________
                              Title:_____________________________
                              Date Signed:_______________________


                              PACIFIC BELL


                              By:________________________________
                              Print Name:________________________
                              Title:_____________________________
                              Date Signed:_______________________